Media           Christopher Capot           Investor          John V. Brennan
Contact:        (203) 578-2461              Contact:          (203) 578-2335


       WEBSTER FINANCIAL CORPORATION RECEIVES FEDERAL REGULATORY APPROVAL
                           TO PURCHASE DS BANCOR, INC.

WATERBURY, CONNECTICUT, December 30, 1996 -- Webster Financial Corporation (NASDAQ: WBST) has received approval from its primary regulator, the Office of Thrift Supervision, to purchase DS Bancor Inc., the holding company of Derby Savings Bank. When the merger is completed, DS Bancor shareholders will receive
1.14158 shares of Webster common stock for each share of DS Bancor common stock. Webster and DS Bancor shareholders will vote on the proposed acquisition in separate shareholder meetings on January 30, 1997. The Banking Commissioner for the State of Connecticut must also approve the acquisition.

"Our plans to acquire DS Bancor, Inc. are proceeding as scheduled," said Webster Chairman and Chief Executive Officer James C. Smith. "This acquisition will expand Webster's franchise and further solidifies Webster's position as a strong, independent, Connecticut-based bank with a bright future." Webster anticipates closing the transaction in the first quarter of 1997.

Webster Financial Corporation, headquartered in Waterbury, Connecticut, is the holding company for Webster Bank. Webster has 65 banking offices extending from the Massachusetts border through central Connecticut to Long Island Sound. Webster provides financial services to individuals and businesses throughout Connecticut.


This press release shall not constitute an offer to sell or the solicitation of an offer to buy or shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.